UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2005

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

Registrant’s telephone number, including area code +8610 8216 6688

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On May 30, 2005, AsiaInfo Holdings, Inc. (the “Company”) issued a press release announcing that its Board of Directors has authorized an extension of its stock repurchase program. Under the extended program, the Company may repurchase a total of up to 5,500,000 shares of its outstanding common stock, par value $0.01 per share, including the approximately 4.2 million shares already purchased under the plan. AsiaInfo’s Board also authorized an extended period for the repurchase program, which will now terminate on August 17, 2005.

Under the extended program, AsiaInfo may, from time to time before August 17, 2005, depending on market conditions, share price and other factors, make one or more purchases on the open market or in privately negotiated transactions, of approximately 1,300,000 additional shares of common stock. Such purchases under the program will be made in accordance with applicable law and subject to any required regulatory approvals. Any common stock repurchased by AsiaInfo will become part of its treasury stock and may be used by AsiaInfo to finance or execute acquisitions or other arrangements. A copy of the press release is attached as Exhibit 99(a) hereto and is incorporated by reference herein.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: May 31, 2005		/s/ Ying Han
	Name:	Ying Han
	Title:	Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit
99(a)	Press release announcing extension of stock repurchase program of AsiaInfo Holdings, Inc., dated May 30, 2005